UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2019

PIERIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 State Street, 9th Floor Boston, MA	02109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 857-246-8998
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PIRS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2019, the board of directors (the “Board”) of Pieris Pharmaceuticals, Inc. (the “Company”) appointed Mr. Thomas Bures, the Company’s Vice President, Finance, as Treasurer of the Company to replace Dr. Allan Reine who has resigned from the positions of Chief Financial Officer and Treasurer, effective as of September 13, 2019. Dr. Reine will remain employed with the Company through September 13, 2019 and is expected to continue to provide services to the Company for a transition period thereafter. Effective as of Dr. Reine’s resignation, Mr. Bures will assume day-to-day leadership of the Company’s internal financial and accounting function. Accordingly, the Board has designated Mr. Bures as an executive officer of the Company, an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and as the Company’s principal financial officer and principal accounting officer.

Mr. Bures, age 45, joined the Company in December 2017 and has served in the role of Vice President, Finance, since then. Prior to his tenure with the Company, from June 2015 to December 2017, Mr. Bures served as Vice President and Corporate Controller of Genocea Biosciences. Prior to that, he served as Vice President and Assistance Controller of Parexel International. Mr. Bures received his B.A. in Accounting and Finance from the College of the Holy Cross.

In addition, on September 3, 2019, the Company announced the appointment of Hitto Kaufmann, Ph.D. as Senior Vice President and Chief Scientific Officer of the Company, effective as of August 30, 2019. Dr. Kaufmann will be responsible for the Company’s drug discovery, protein engineering and biomanufacturing activities, while serving as site head for the Company’s research and development facility in Freising, Germany.

Dr. Kaufmann joins the Company from Sanofi where he was Global Head Strategy and Operations, Sanofi R&D from October 2018 through July 2019, Global Vice President, BioPharmaceutics Development and Platform Innovation, Sanofi R&D from September 2015 through September 2018 and prior to that, Vice President, Technology and Development for Sanofi Biologics from July 2014 through August 2015. At Sanofi, Dr. Kaufmann led the integration of Ablynx into Sanofi’s research and development infrastructure, as well as a global team of over 700 people that was responsible for the development and implementation of drug substance and drug product manufacturing processes for biologics, while spearheading Sanofi’s efforts to harness big data and deploy artificial intelligence to streamline its biologics-based drug discovery efforts. Previously, he was Vice President, Process Science in the Biopharmaceuticals Division of Boehringer Ingelheim from May 2011 to June 2014. He began his career as a Research Scientist at the Walter and Eliza Hall Institute in Melbourne. Dr. Kauffmann received his Ph.D. at the Swiss Federal Institute of Technology in Zurich and pursued his Master studies in Biotechnology at the Technical University of Braunschweig and The Scripps Research Institute.

In connection with Dr. Kaufmann’s and Mr. Bures’ appointments, Dr. Kaufmann and Mr. Bures and the Company will enter into indemnification agreements in the form the Company has entered into with certain of its other executive officers, which form is filed as Exhibit 10.10 to the Company's Current Report on Form 8-K (File No. 333-190728) filed by the Company with the Securities and Exchange Commission on December 18, 2014. Under this agreement, the Company will agree, among other things, to indemnify Dr. Kaufmann and Mr. Bures for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their service as one of the Company’s executive officers.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 30, 2019, the Board adopted amendments (the “Amendments”) to Sections 1 and 2 of Article IV of the Company's amended and restated bylaws (the “Amended and Restated Bylaws”) to remove the requirement that the Company maintain an officer with the title “Chief Financial Officer.”
The description of the Amendments included in this Form 8-K is qualified in its entirety by reference to the full text of the Amendments, which are attached hereto as Exhibit 3.1 and incorporated herein by reference. A copy of the Amended and Restated Bylaws as so amended shall be filed with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019.
Item 8.01. Other Events

On September 3, 2019, the Company issued a press release announcing the changes to the senior management team. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

3.1     Amendment to Amended and Restated Bylaws of the Company.

99.1    Press Release dated September 3, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIERIS PHARMACEUTICALS, INC.

Dated: September 3, 2019	/s/ Allan Reine
Allan Reine
Chief Financial Officer